Exhibit 10.31

Diebold Nixdorf (UK) Ltd

Human Resources

TERMS & CONDITIONS
OF EMPLOYMENT

This document sets out the Terms and Conditions of employment between Ilhami Cantadurucu (‘the employee’) and Diebold Nixdorf (UK) Limited, One, The Boulevard, Cain Road, Bracknell, Berkshire, RG12 1WP ('the Company').

This document supersedes and cancels all previous offer letters, Terms and Conditions of Employment, Bonus Plans or other relevant documents.

This document should be read in conjunction with the Company’s policies and procedures or other letters relating to your employment that may be issued from time to time. Unless expressed to the contrary, these documents, together, form the basis of the contract of employment between you and the Company which incorporates the written particulars required by the Employment Rights Act 1996.

START DATE AND CONTINUITY OF EMPLOYMENT
For the purpose of calculating your period of employment in your new role, your date of commencement of employment with the Company is 1st January 2023. The date of the start of your period of continuous employment for the purposes of the Employment Rights Act 1996 is 15th August 2018. No previous employment prior to this date with any employer, including any Group Member, counts as part of your period of continuous employment with the Company unless specifically agreed in writing.

JOB TITLE & DUTIES
Your job title is Executive Vice President, Global Retail. This role is positioned at band ED in our Career Framework. You will report to the President and Chief Executive Officer and your duties in this position will commence on January 1, 2023.

Your duties will cover all areas of the Global Retail business including but not exclusively Products and Services, Global retail strategy, business development and the delivery of corporate goals and objectives. From time to time, you will receive further instructions as to the nature of your responsibilities. Because of the changing nature of the Company’s business and your role, your obligations will inevitably vary and develop over time. The Company reserves the right at any time during your employment to require you to undertake additional or other duties which fall within your capabilities, to move you from one department to another within the organisation or change your job title.

As part of your normal duties, you may from time to time be required to carry out work for the benefit of or on behalf of any Group Member.

You are not permitted to hold yourself out as an agent of the Company or any Group Member except in the proper performance of your duties or where authorised to do so.

You shall not, without the appropriate permission from the Investor Relations, Marketing/Public Relations and Legal groups, during your employment, communicate to the press or other media or otherwise publish any comment, opinion or information whatsoever regarding the Company or any Group Member or on behalf of the Company or any Group Member. This is subject to the relevant Company Policies including the Social Media Use Policy.

You warrant that you are entitled to continue to work for the Company in the UK and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company. You agree you will promptly provide original documentary evidence of your entitlement to live and work for the Company in the UK if so requested by the Company.

You shall comply with the provisions of the Bribery Act 2010, with any equivalent rules in any other jurisdiction and with the Company’s anti-corruption and bribery policy and any related procedures. If you are offered a bribe (any financial or other inducement or reward for action which is improper in any way), or are asked to make one, or if you suspect that any bribery has occurred or may occur, you must immediately submit a notification to the Compliance Desktop in compliance with the Company’s anti-corruption and bribery policy.

The Company takes a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report via Compliance Desktop any request or demand from anyone, either internally or externally, to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

COMPENSATION
Your basic salary under this contract will be £370,000 per annum, (which is paid monthly in equal installments), which is subject to deductions of income tax, National Insurance contributions and all other necessary deductions (including those required by law) and accrues from working day to working day.

Your monthly salary is normally paid on the last working day of each month into your nominated account. The Company reserves the right to make early payment in December.

Your salary will be reviewed annually and you will be notified through your Compensation Statement of any change to your salary. On any such review the Company will not be obliged to increase your salary. There will be no review of your basic salary after notice has been given by either party to terminate your employment.

The Company has the right to deduct from your salary or any other sums which it owes to you, any monies which you owe to the Company or any costs which the Company incurs on your behalf from time to time in accordance with Company Policies and Procedures. The Company also has the right to deduct a day's pay for each day of unauthorized absence (including leaving employment without notice or during your notice period without the Company's permission).

ANNUAL INCENTIVE PLAN
Subject to the annual approval of the Company's Board of Directors and subject always to you satisfying the eligibility criteria and the rules of the Company’s Annual Incentive Plan (AIP) from time to time in force, you will be eligible to participate in the AIP in accordance with its terms at a target percentage of 100% The AIP is an annual cash award opportunity based on both Company and individual performance. Your individual performance goals will be outlined by your Line Manager. AIP participation during your initial year of eligibility is based on your date of hire or promotion. Your actual AIP award will be prorated based on your length of employment in an eligible position.

The AIP is entirely discretionary and the Company may modify, replace or withdraw the AIP in its entirety at any time.

LONG-TERM INCENTIVE PLAN (LTIP)
Also, pending annual approval by the Company’s Board of Directors, and Global Compensation and Benefits, and subject always to you satisfying the eligibility criteria and the rules of the Company’s Long-Term Incentive Plan (LTIP) from time to time in force, you will be eligible to receive LTIP awards in the amount and form as determined by the Board of Directors each year for your position. If you join after the annual grant has been approved then you will become eligible in the following year. The full details of the terms of your LTIP awards will be provided to you separately.

The LTIP is entirely discretionary and the Company may modify, replace or withdraw the LTIP in its entirety at any time

Your LTIP award beginning on January 1, 2023 is 125% of your base salary.

LOCATION – HOMEWORKERS,
Your normal place of work is your home address from time to time in force, which is currently 1 Upper Walk, Virginia Park, Virginia Water, Surrey, GU25 4SN. You may be required from time to time to visit and work at such other locations and for such times as we consider necessary for the proper performance of your duties.

The Company may require you to change your place of work as is deemed necessary for the business. The Company will endeavour to give you as much notice as possible of any necessary relocation but a minimum of four weeks' notice will be given. If the new location is deemed to require you to relocate then you may be eligible to receive assistance under the Company's Relocation Policy.

If you wish to move house, you are required to inform us as soon as possible and agreement must be obtained from the line manager and HR to the change of contractual location prior to any move taking place, in accordance with the Home Based Working Policy. In some situations it may not be possible for a home based working arrangement to continue following a house move.

You confirm that you are not in breach of any covenant or agreement in doing work at your home.

You are entitled to a rest break of 20 minutes for every six hours that you work. It is your responsibility to ensure you take this rest break.

You will not be required to work outside the UK for any continuous period of more than one month during the term of your employment, unless you are notified in writing of this requirement

WORKING TIME
As it is possible that your total working hours may exceed an average of 48 hours per week as prescribed by the Working Time Regulations 1998 (the weekly working time limit), you agree to opt out of the weekly working time limit. If you decide to opt back into the application of the weekly working time limit you can do so by giving the Company three months’ written notice.

OVERTIME WORKING
You may be required to work additional hours to meet the needs of your role. You will not be eligible to receive payment for overtime in accordance with the Company’s Overtime Policy.

BUSINESS EXPENSES
The Company shall refund to you all business expenses properly incurred by you in and about the performance of your duties upon production of receipts or other suitable evidence of expenditure and subject to the Company’s Global Travel Policy and the Expenses Policy UK & Ireland or such other policies, rules and procedures as regards expenses which are applicable from time to time in force. You should complete a ‘Business Expense Claim Form’ on at least a monthly basis, unless the claim value is less than £50. Claims for expenses that are more than three months old will generally be refused, save in exceptional circumstances.

COMPANY VEHICLE / CAR ALLOWANCE
You will be eligible to receive a Car Allowance in accordance with the current policy (related to your Career Framework band level).

If your anticipated mileage is in excess of 12,000 business miles per annum you may be eligible to receive a Company Vehicle as an alternative to the Allowance. In accordance with the current policy, your anticipated business mileage must be confirmed by your line manager and the Human Resources Department prior to any car allocation being made.

If you are eligible and choose a particular Company vehicle, every reasonable effort will be made to supply you with the vehicle of your choice within the appropriate category; however,

the existence within the fleet of a spare vehicle of that appropriate category will mean that your choice cannot always be catered for. It follows that vehicles will not necessarily be new.
The vehicle will be taxed, insured and maintained by the Company and your fuel and oil used will be paid in accordance with the Company Fuel Card Administration policy.

You will be able to use the vehicle for social, domestic and pleasure purposes, however the vehicle will be provided primarily for business use and you must ensure that it is available for that purpose. You will be required to pay the associated Benefit In Kind (BIK) tax. The Company insurance covers Company property in the vehicle but not your own possessions. You will, therefore need to arrange your own private insurance to cover anything in the vehicle, which is not the Company’s property.

Please note that where a Company vehicle is selected the Company will not normally place orders for new vehicles during the Probationary Period.

You shall immediately inform us if you are convicted of a driving offence or disqualified from driving and shall cease to be entitled to receive the allowance or reimbursement of fuel expenses under this clause during any period of disqualification.

PROVISION OF EMPLOYMENT RELATED BENEFITS
The Company provides a range of employment related benefits, but reserves the right to amend, alter, substitute or discontinue them, or to change the conditions and eligibility for membership or to amend the arrangements in line with prevailing HMRC regulations. For long term disability insurance, accident insurance, life assurance and private medical insurance, the Company reserves the right to withdraw cover under these schemes for any employee who has reached the age of 65 or over (or the state pension age, whichever is the higher).

Please be aware that, in case of insured benefits, the Company is liable only if and to the extent that the insurer admits liability and to prevailing HMRC limits and the Rules of the Diebold Nixdorf Defined Contribution Pension Plan. For avoidance of doubt, it should be noted that pension contributions are based on calculated notional earnings cap (£181,800 for the 2022/23 tax year).

Neither any outstanding or prospective entitlement to the benefits referred to in the below clauses nor any actual or prospective loss of entitlement to those benefits, shall preclude the Company from exercising any right to terminate your employment under this contract.

If any benefits provider (including but not limited to any insurance company) refuses for any reason to provide any benefits to you, the Company shall not be liable to provide any such benefits itself, or to pay any compensation in lieu.

TAX ADVISORY SUPPORT
The Company will reimburse tax advisory expenses (financial planning) against receipt of up to USD 10,000 gross per annum. Any such claim must be made through the submission of an expenses claim supported by the relevant receipt.

RETIREMENT PROVISIONS
The Company operates a Defined Contribution Pension Plan (the “Plan”) into which you will be automatically enrolled and become an active member after two calendar months’ service with the Company (known as the Waiting Period).

You shall pay such contributions to the Plan as may be required by the rules of the Plan as amended from time to time in force. The contributions shall be made by way of deductions from your salary.

Details are set out in our Company Retirement Policy.

CONTRIBUTION RATE
The Company’s pension portfolio is currently managed by Fidelity Worldwide Investments. On receipt of your signed contract, your details will be passed to the team at Fidelity who will be in contact with you in due course to manage your enrolment into the Plan.

The current pension contribution rates are as follows:

Career Framework Job Band	Minimum Employee contribution	Company contribution
ED	4%	8%

Full details of the Scheme are available from Fidelity.

Contributions will be based on basic salary and any applicable bonus payments and shall be payable in monthly installments in arrears. Your contributions shall be made by way of deduction from your salary.

LIFE ASSURANCE
Subject to your eligibility and the rules of the scheme from time to time in force, you may participate in the Company’s life assurance scheme. The Company will meet the cost of providing this cover for you. The scheme provides for four times annual salary if you were to die during your employment.

MEDICAL INSURANCE
Subject to your eligibility and the rules of the scheme from time to time in force, you may participate in the Company's Private Medical Insurance Scheme. The Company will meet the cost of providing cover for you; however, you will be personally liable for any income tax in respect of the provision of this benefit.

PERSONAL ACCIDENT INSURANCE
Subject to your eligibility and the rules of the scheme from time to time in force, you may participate in the Company's 24 hour non-contributory Personal Accident Insurance which provides cover for death and permanent total disablement at three times annual salary as a lump sum payment.

It should be noted that all Life Assurance payments will be subject to HM Revenue and Customs limits.

PAYMENT DUE TO ILLNESS OR INJURY
Subject to your eligibility and the rules of the scheme from time to time in force, you will be eligible to receive payment for absence due to illness or injury in accordance with the Company’s Absence Due to Illness or Injury Policy.

LONG TERM DISABILITY INSURANCE
Subject to your eligibility and the rules of the scheme from time to time in force, in circumstances where, due to illness or injury, your absence exceeds 26 consecutive weeks you will be covered by the Company's non-contributory Long Term Disability insurance policy. This policy provides a payment of sixty percent of your insured earnings subject to a maximum of seventy five percent less the notional Long Term Incapacity Benefit during prolonged absence, for which medical evidence has been provided and accepted by the Insurer.

ANNUAL LEAVE
Your annual leave entitlement is 25 days per year in addition to the usual Public Holidays (or days in lieu of Public Holidays if you are rota’d to work on these days). The annual leave year runs from 1st January to 31st December (“the Holiday Year”).

In addition, you will be eligible for an additional two days’ annual leave, from 1st January after you have completed ten years’ employment, in recognition of your length of service with the Company.

You may take your holiday at any time in the Holiday Year subject to the prior agreement of the Company and your compliance with the Company’s policies, rules and procedures for the taking of holiday which are applicable from time to time in force.

In particular, you must give sufficient prior notice of your intention to take holiday. The taking of holiday at certain times of year may have to be restricted having regard to the operational needs of the business. The Company may require you to take holiday on specific days as notified to you.

You cannot carry forward untaken holiday from one Holiday Year to the following Holiday Year unless you have been prevented from taking it in the relevant Holiday Year as a result of long term sickness absence or Maternity Leave. In cases of sickness absence, carry-over is limited to 4 weeks' holiday per Holiday Year less any holiday (including any public holidays) already taken during the Holiday Year that has just ended. Any such carried over holiday which is not taken within 18 months of the end of the relevant Holiday Year will be lost.

No payment will be made in lieu of untaken holidays other than upon termination of your employment.

If you leave the Company’s employment:

•You may be required to take any outstanding holiday entitlement during your notice period. Should you fail to do so you will lose the right to be paid in lieu of your unused holiday entitlement. If the amount of unused holiday entitlement exceeds your notice period or the Company’s business requirements prevent you from taking such unused entitlement during your notice period, you will receive pay in lieu of any such unused entitlement. If your employment is terminated for gross misconduct without notice or payment in lieu of notice you will only be entitled to payment in lieu of holiday calculated in accordance with the Regulations and for these purposes all holiday entitlement taken in the relevant Holiday Year shall be holiday entitlement calculated in accordance with the Regulations.

•If you have already taken holiday in excess of your entitlement, you will be required to pay to the Company (or the Company may make a deduction from any payments due to you of) an amount equivalent to the value of the number of days by which you have exceeded your entitlement.
•For the purposes of calculating a day’s pay, a day shall be 1/260 of annual salary (for part timers this will be pro-rated accordingly). Therefore, one day's holiday entitlement shall accrue at the rate of 1/260 of annual salary (or the equivalent part-time rate).

ABSENCE AND SICK PAY
If you are unable to attend work through sickness or injury, you are required to inform your Line Manager or Duty Manager of the Company an hour before your usual start time on the first day of absence and to keep the Company regularly informed of your position until your return to work. If your absence lasts for less than 7 days (including weekends and bank holidays), you are required to complete a Self-Certification of Absence Form on your return to work. If you are absent for 7 days or more (including weekends and public holidays), you are required to submit a doctor’s certificate to your Line Manager or Duty Manager and to submit further such certificates at regular intervals to cover the whole of your absence.

You will be eligible to receive payment for absence due to illness or injury in accordance with the Company’s Absence Due to Illness or Injury Local Policy.

MEDICAL EXAMINATION
During your employment the Company may request that you attend a private medical examination by the Company's nominated medical advisor, in the interests of ascertaining your general or occupational health, which you shall not unreasonably refuse.

The Company will bear the cost of any such medical examination or report. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

Payments of any Company Sick Pay in accordance with the Company’s policies and any benefits under the Pension and Long Term Disability schemes may be subject to medical examination and may be withheld until such medical evidence is acquired by the insurers.

OTHER PAID LEAVE
During your employment you may be entitled to paid leave in certain circumstances including statutory family leave (maternity leave, paternity leave, adoption leave, and shared parental leave), jury service, compassionate leave and time off work to deal with family or domestic emergencies and time off work for medical and dental appointments. Your eligibility for these types of paid leave will be subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time. Further details of your entitlement to such paid leave and your pay during such leave are available from HR or on the Click HR Intranet pages on the Exchange. The Company may, in its absolute discretion, replace, amend or withdraw the terms of any such paid leave at any time.

TRAINING
During your employment, you must complete all mandatory Company training as notified to you (such as Code of Business Ethics, Global Code of Conduct Solution, Annual Security Awareness Training, and Information Security Awareness Training etc.), which will be provided by the Company through e-learning. You will be sent an email from the relevant system (currently Compass Learn) with a link to complete the course via e-learning. There may, from time to time, be additional training that you will need to complete, when legal, regulatory or other obligations require it. You will be notified of these in advance.

During your employment, you are entitled to or may be required to take part in various training courses which the Company may provide from time to time internally or externally. Specific details of the available courses can be found on the Compass Learn catalogue. You should speak to your manager in the first instance if you would like to take a course.

If you wish to request support for training or further education, further details can be found in the Training and Study Support Policy – UK & Ireland. You should speak to your manager in the first instance if you would like to undertake training or further education which may fall under this Policy.

POLICIES, RULES AND PROCEDURES
You are required to comply at all times with the Company’s policies, rules and procedures. Except where otherwise indicated, any material contained in the Company’s Group policies, rules and procedures does not form part of your terms and conditions of employment. The Company may make additions, deletions or variations to its policies, rules and procedures from time to time in force.

HEALTH, SAFETY AND SECURITY
You will comply with the Company's safety and security procedures and observe in full the various requirements of current health and safety legislation details of which are set out in the Company Health and Safety Policy.

In addition, if you are working on a customer site, you should observe any customer site specific health and safety, security and fire regulations.

ELECTRONIC COMMUNICATIONS
The use of the Company’s electronic communications systems is permitted for reasonable personal use during your lunch break and/or outside working hours.

Without prejudice to any other rights it may have, the Company reserves the right to intercept and/or monitor and/or record and/or view, as appropriate, your use of its electronic communication systems and your electronic communications systems used for business purposes including telephone, other mobile devices, pc, remote access via a laptop or other means for the purpose of ensuring that its systems:
•are used primarily to further the business of the Company or any Group Member;
•are not used for inappropriate or unlawful purposes, such as accessing or circulating material containing nudity, pornography, discriminatory terminology or other offensive material or for telephoning premium-rate lines;
•are used in compliance with the relevant policies, rules and procedures of the Company or any Group Member; and/or
•have sufficient capacity for the needs of the business.

CONFIDENTIALITY
During the course of your employment you will have access to and/or be entrusted with Confidential Information relating to the business of the Company, its parent and associated companies and its and their customers. During your employment with the Company and after its termination (however this occurs) you must not (other than in the proper course of your employment with the Company) disclose or communicate to any person, firm, company, association or other organisation or otherwise make use of in any way, any Confidential Information which came into your possession in the course of or by virtue of your employment.

You shall use your best endeavours to prevent the improper use or disclosure of Confidential Information.

For the purposes of this contract, the term Confidential Information means information (in whatever form and whether or not marked confidential) relating to the business, affairs, and/or finances of the Company, any Group Member or any of its or their officers, employees, contractors, customers or suppliers which is confidential to such party including but not limited to:
•lists and contact details of customers, clients and suppliers, details of contracts with such parties and of their requirements or production and delivery capabilities (as the case may be);
•business plans, marketing strategies, sales reports and research results;
•financial reports, budgets, trading statements, price lists, pricing structures and strategies, profit margins, costings, discounts and rebates;
•technical information and know-how including, but not limited to, unpublished inventions, designs, research and development activities and results, formulae, recipes and ideas;
•business methods and processes;
•unpublished price sensitive information (including details of business development projects, proposed acquisitions, sales, joint ventures or disposals);
•computer systems, computer programmes, software and software applications and source codes;
•personnel information, including the identity of employees, officers, contractors and consultants and details of contracts with such personnel; and
•any document marked "confidential" (or similar), or any information which you have been told is confidential or which you might reasonably expect the Company (or any Group Member) would regard as confidential, in each case, created by, devised by, used by, relating to or belonging to the Company, any Group Member or any of its or their officers, employees, contractors, customers or suppliers.

The Company respects the trade secrets, confidential and proprietary information of its competitors and we expect them to do the same. During your current or prior employment, you may have been exposed to certain confidential business information. The Company does not want, and you are not to provide to it, any confidential, trade secret or proprietary information obtained from your current or any past employer, or any other entity or person. Additionally, you are not to use any such information in the performance of your duties for the Company should you be hired.

If any contractual impediment to your employment should arise, or it is subsequently determined that you have improperly disclosed any confidential, proprietary or trade secret information obtained from a past employer, then the Company may withdraw your offer of employment or terminate the employment relationship.

Any breaches of confidentially may result in disciplinary action being taken against you up to and including dismissal from the Company.

This clause does not prevent you from using or disclosing Confidential Information if you are ordered to do so by a court of competent jurisdiction, or if authorised by the Company in writing to do so or if such information has become public otherwise than by your default or from making any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

Your attention is drawn to the Data Protection Act 2018, the Company’s Privacy Notice and the Company’s Global Data Privacy Policy and related documents. Any data relating to living individuals, whether or not employed by the Company which is processed or held by you in the course of the Company's business, must be regarded as confidential. It must not be disclosed to any unauthorised person, or used for any purpose for which its use is not registered under the above Act.

COMPANY PROPERTY
All Company property issued to you and entrusted to your care, including any Company vehicle, must be maintained in good order and must be returned by you whenever requested to do so by the Company. You may not remove from the Company premises any Company property without prior written authorisation from your manager.

Before the end or upon the termination of your employment (or earlier if requested) you should immediately:
•return to the Company (or as it may direct) all equipment (including laptop and computer equipment), documents, records, files, papers, software and data, mobile phone, telephone, smartphone, tablet, satnav or other electronic communications device, disks, keys, pass, credit cards, company car, Company parts and other property belonging to it and/or its officers, employees or customers (“Company Property”) and which are in your possession or under your control;
•return to the Company all originals and hard copies of Confidential Information and any other documents, records, papers, correspondence, materials, files, notes, reports, books, manuals and information (on whatever media and wherever located) belonging to or relating to the Company, any Group Member or any of its or their officers, employees or customers (“Company Documents”), in your possession or control; and
•provide to the Company a copy of any Company Documents stored on:
◦your home computer systems or other personal electronic equipment or personal devices (including smartphones and tablets);
◦your personal emails; or
◦the internet on a server to which you have access, but the Company does not (including iCloud, Google Drive, DropBox, OneDrive, Evernote, Box), and then you shall irretrievably delete those Company Documents from such locations.

Following a request from the Company to return Company Property or Company Documents or following the termination of your employment, you shall not make or keep any copies, drafts, extracts, notes, or summaries of any Company Property or Company Documents in any form.
Following a request from the Company, you shall inform the Company of all passwords and other codes used by you to access any part of the Company's computer system (or that of any Group Member).

INTELLECTUAL PROPERTY
Any invention, improvement, design, process, information, plan, document, idea, copyright, work, service mark, database right or other intellectual property (the “Intellectual Property”) created, made or discovered by you, alone or with others, in the course your employment in conjunction with or in any way affecting or relating to or capable of being used for the purpose of the business of the Company or any Group Member shall be disclosed in writing immediately to the Company and shall belong to and be the absolute property of the Company. You assign to the Company absolutely all such rights in the Intellectual Property as you may own (including for the avoidance of doubt all rights of action) throughout the world for the full term of protection. You agree to waive any moral rights which you may have in relation to any such Intellectual Property.

You acknowledge that all proprietary rights including all intellectual property rights in the Intellectual Property vest solely in the Company.

You agree neither to use for your own benefit nor to disclose to any third party the Intellectual Property in whole or in part and will at all times ensure that the Intellectual Property is kept secure.
If and when required to do so by the Company you will at the Company’s or any Group Member’s expense:
•apply or join with the Company or any Group Member in applying for appropriate protection or registration for any of the Intellectual Property in the United Kingdom or any other part of the world; and
•execute all instruments and do all things necessary for vesting such protection or registration when obtained and all rights and title to them absolutely and as sole beneficial owner in the Company or any Group Member.

Nothing in this clause restricts your rights or those of the Company under Section 40 of the Patents Act 1977.

TERMINATION
If the Company wishes to terminate your employment for gross misconduct without notice or payment in lieu of notice (as set out below) you will be entitled to six months notice in writing or statutory minimum notice if higher. If you wish to terminate your employment you must give the Company six months notice in writing.

Notwithstanding any other provision of this contract the Company may terminate your employment with immediate effect (without notice or any payment in lieu of notice), where:
•the Company believes, whether or not on completion of the Company’s disciplinary procedure referred to below, that you have:
(a) committed any act of dishonesty, or other gross misconduct, or gross incompetence or gross neglect of duty;
(b) committed a serious, wilful or repeated breach (which need not be of the same nature or type) of any express or implied obligation under this contract, or of any of the Company's policies and procedures or those of any Group Member;
(c) committed any act or failed to do anything which in the opinion of the Company brings, or would be likely to bring you, the Company, or any Group Member into disrepute, or prejudices, or would be likely to prejudice, the interests of the Company or any Group Member;
(d) breached any provisions of the Bribery Act 2010 or any equivalent rules in any other jurisdiction or the Company’s anti-corruption and bribery policy or related procedures;
(e) breached your obligations under the anti-facilitation of tax clause contained in this contract; or
(f) failed or ceased to meet the requirements of, or are guilty of a serious breach of the rules of, any regulatory body or other entity whose consent or approval is required to enable you to undertake all or any of your duties; or

•you are convicted of any criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed);
•you become bankrupt or make any arrangement or composition with your creditors generally; or
•you no longer have the right to work for the Company in the UK, you are unable to provide satisfactory evidence of your right to work for the Company in the UK or the Company believes that you no longer have the right to work for the Company in the UK.

The Company is under no obligation to provide you with work and may, if notice to terminate this contract has been given, vary your duties or require you to cease performing all duties during all or part of the notice period in which case the Company may exclude you from the Company’s or any Group Member’s premises but will continue to pay the salary and provide any benefits due under this contract until it terminates (“Garden Leave”). During any period of Garden Leave, you remain bound by your obligations under this contract, including your obligations of exclusivity of service, good faith and confidentiality.

The Company may at any time:
•(whether or not any notice of termination has been given by either party) terminate your employment with immediate effect by notifying you that the Company is exercising this right and will pay you in lieu of notice; or
•give you notice of the termination of your employment requiring you to work part of your notice period and notifying you in advance that it will pay you in lieu of the remainder of your notice period. In such a case, your employment will terminate at the time the Company shall specify.

If the Company exercises either such right, it shall pay you basic salary in lieu of notice or, if notice has already been given, payment in lieu of the basic salary which you would have been entitled to receive during the remainder of your notice period. Any payment made pursuant to this clause shall not include the value of any benefits, bonus or commission or holiday entitlement which would have accrued to you had you remained employed until the expiry of your notice period and shall be subject to deductions for tax and National Insurance contributions.
You will not have any right to payment in lieu unless the Company has exercised its option to pay in lieu by giving written notice to you to this effect.

SEVERANCE PAY
In the event of unilateral termination by the Company (except for inability to work in accordance with the long term disability provisions) or a mutually agreed termination of your employment, the Company will pay you a one-time severance payment equal to a separation payment for an employee at your level in accordance with the provisions of the Senior Leadership Severance Plan (“SLSP”) of Diebold Nixdorf, Incorporated as last amended in November 2018 and as amended from time to time. Such severance payment shall be reduced by any separation pay mandated under UK law. Any and all remuneration paid for a period during which you are released from your duties, shall also be deducted from any severance payments to be made. To receive the separation payment set forth above, you shall execute a full and complete release of any and all companies of the Diebold Nixdorf Group.

CHANGE IN CONTROL
In the event that a change of control of Diebold Nixdorf Incorporated (“DN Inc.”) occurs, the following provisions shall apply:

For purposes of this Change in Control provision, the following definitions shall apply:

(a)“Change in Control” means the occurrence of any of the following during the term of this Terms and Conditions employment agreement:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of DN Inc. (the “DN Inc. Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of DN Inc. entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from DN Inc., (ii) any acquisition by DN Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by DN Inc. or any of its subsidiaries, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

(2) individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by DN Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of DN Inc.in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DN Inc. (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of DN Inc. Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns DN Inc. or all or substantially all of DN Inc.’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of DN Inc. Common Stock and Voting Stock of the Company, as the case may be, (B) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by DN Inc. or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(4) approval by the shareholders of DN Inc. of a complete liquidation or dissolution of DN Inc.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either DN Inc. Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this section solely because of a change in control of any subsidiary by which you may be employed.

(b) “Disabled” means you have become permanently disabled within the meaning of, and begin actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries or under UK law.

(c) “Good Reason” means:
(1) failure to elect, reelect or otherwise maintain you in the offices or positions in the Company or any Subsidiary which he held immediately prior to a Change in Control, or your removal as a director of the Company (or any successor thereto) if you were a director of the Company immediately prior to the Change in Control;
(2) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which you held immediately prior to the Change in Control, a material reduction in the aggregate of your Base Pay (as that term is hereafter defined) and Incentive Pay (as that term is hereafter defined) opportunity received from the Company, or the termination of your rights to any material Employee Benefits (as that term is hereafter defined) to which you are entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without your prior written consent;
(3) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under these Terms and Conditions;
(4) the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require you to have your principal location of work changed, to any location which is in excess of 50 miles from the location immediately prior to the Charge in Control, or the Company or any Subsidiary shall require you to travel away from his office in the course of discharging your responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of you prior to the Change in Control without, in either case, your prior written consent; or
(5) without limiting the generality or the effect of the foregoing, any material breach of these Terms and Conditions by the Company or any successor thereto.

You are not entitled to assert that your termination is for Good Reason unless you give the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(d) “Term” means the period commencing as of the date hereof and expiring upon the three year anniversary after a Change in Control. Notwithstanding the foregoing, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.

Effective only upon a Change in Control, the following terms shall apply:
(a) You shall devote substantially all of your time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this section shall preclude you from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing your personal investments.
(b) For your services pursuant to this Section, you shall (i) be paid an annual base salary at a rate not less than your annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with your prior written consent, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as your aggregate annual cash compensation opportunity in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in your aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company.

(c) For your services pursuant to this Section, you shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”); provided, however, that except as expressly provided in, and subject to the terms hereof, your rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this section shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company.

Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.

Good Reason; Other Than for Cause.
If, during the three (3) year period following a Change in Control, (X) the Company terminates your employment other than for Cause, death, or Disability or (Y) you resign for Good Reason:
the Company shall pay to you (or your estate or beneficiary, in the event of your death after the Date of Termination), at the time specified herein, the following amounts:
(i) a lump sum payment equal to the sum of (i) two times your Base Pay plus (ii) two times your target annual Incentive Pay, in lieu of any further payments to you for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied;

(ii) commencing on the Date of Termination and continuing until the earlier of (i) the expiration of the two year anniversary of the Date of Termination, (ii) your death, or (iii)your attainment of age 65 (such time period, the “Benefits Period”), the Company shall continue to provide you (and your eligible dependents and beneficiaries) with any non-governmental or supplemental medical, dental, vision, and prescription drug benefits (collectively “health benefits”) and life insurance benefits substantially similar to those which you were receiving or entitled to receive immediately prior to the Date of Termination (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely in order to comply with applicable law or due to the fact that you are no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to you (and your eligible dependents and beneficiaries) such health benefits and life insurance benefits. Without otherwise limiting the purposes or effect, health benefits provided or payable to you pursuant to this Section shall be reduced to the extent comparable health benefits are actually received by you from another employer during the Benefits Period; and
(iii) a lump sum payment in an amount equal to the additional benefits that you would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan maintained by the Company for your benefit had you continued your employment with the Company for one additional year following his Date of Termination, provided that you were fully vested under such plans immediately prior to your Date of Termination, payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied.

Without limiting your rights at law or in equity, if the Company fails to make any payment required to be made under this section on a timely basis, the Company shall pay interest on the amount thereof to you until the date such payment is made at an annualized rate of interest equal to twelve percent (12%).

The serverance payment with the meaning of this Change in Control Section shall be reduced by any other payments due to you as a result of the termination of your employment with the Buyer which are made either by the Buyer or the Company itself and any signing or retention bonus received by you from the Buyer or any other payments paid to you by the company or the Buyer related to the sale or acquisition of any part of the business of the Company. In particular, you and the Company assume that the Buyer will take over the obligations to pay the severance pay section set forth in the Terms and Conditions or the severance pay provisions set forth in the Change in Control section, whichever ma become applicable. You are obligated to not, without agreement of the Company, agree to a change of that provision towards the Buyer. You shall therefore be obligated to request payment of the severance from the Buyer in a first instance. The obligation of the Company regulated herein is considered by both parties only as a security in case the enforcement of the claim against the Buyer is problematic.

POST EMPLOYMENT RESTRICTIONS
Employment and post employment restrictions are in force to protect the legitimate business interests of the Company, its partners and customers.

You covenant with the Company (for itself and as trustee and agent for each Relevant Group Member) that you shall not, whether directly or indirectly, and whether on your own behalf, or on behalf of or in conjunction with any other person, firm, company or association, and whether as an employee, member, partner, director, principal, agent, consultant or in any other capacity whatsoever:
•at any time during the period of twelve months immediately following the Termination Date:
(a) be employed by or provide services to; or
(b) carry on or assist with, or otherwise be concerned or interested in

Any Competitor or Customer, where your activities with such Competitor or Customer are conducted or have effect wholly or partly in the Restricted Area;

•at any time during the period of twelve months immediately following the Termination Date for the benefit of a business in competition with any business of the Company or any Relevant Group Member or otherwise:

(a) offer employment to or employ or offer or conclude any contract for services with, or solicit or entice the employment or engagement of, or enter into partnership with; or
(b) procure or assist any third party so to offer, employ, engage, solicit or entice any Key Person (whether or not such person would commit any breach of his or her contract with the Company or any Relevant Group Member) unless such Key Person had ceased to be employed or engaged by the Company or Relevant Group Member (as the case may be) more than three months previously;

•at any time during the period of twelve months immediately following the Termination Date for the benefit of a business in competition with any business of the Company or any Relevant Group Member or otherwise:

(a) canvass or solicit the custom of (or procure or assist with the same); or
(b) transact or otherwise deal with (or procure or assist with the same)
any Customer or Prospective Customer; or

•at any time during the period of twelve months immediately following the Termination Date induce or attempt to induce any Supplier to cease to supply or to restrict or vary the terms of supply to the Company or any Group Member or otherwise interfere with the relationship between a Supplier and the Company or any Group Member.

The duration of the restrictions outlined above shall be reduced by a period of Garden Leave where you are required not to carry out any work on behalf of the Company or any Group Member.

You acknowledge:
•that each of the restrictions in this clause constitutes an entirely separate and independent restriction on you; and
•if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if it or another restriction were deleted in whole or in part then such restriction shall apply with such deletions as may be necessary to make it valid and effective.

You agree that you will, at the request and cost of the Company, enter into a direct agreement or undertaking with any Relevant Group Member whereby you will accept restrictions corresponding to those set out at above (or such of them as may be appropriate in the circumstances).

Nothing in this clause shall prevent you after the termination of your employment with the Company from holding in your own name or jointly or being beneficially interested in any securities of any company quoted or listed on any recognised stock exchange, but in the case of a Competitor the amount of any one class of securities so held or in which your beneficial interest exists shall not exceed 5 per cent of the nominal amount of the issued securities of that class during the period specified in the non-compete restrictive covenant outlined above.
You agree that if you receive an offer of employment or engagement (whether oral or written, direct or indirect, and whether accepted or not) from any person either during this contract or during the continuance of restrictions contained in this contract relating to Confidential Information and this Post Employment Restrictions clause you shall immediately inform your Line Manager of the identity of the offer and its terms if the acceptance of such offer would involve you in the breach of the clauses in this contract relating to Garden Leave, Post Employment Restrictions, Outside Business Interests and Confidential Information. Without prejudice to your obligations concerning confidentiality you will provide the offeror with details of the substance of the restrictions contained in this clause (Post-Termination Restrictions) and your confidentiality obligations (Confidentiality).

For the purposes of this clause the following terms shall have the following meanings:

Competitor means:
a.NCR, Hyosung, Cennox, or any of their affiliates or subsidiaries
b.any other business which is competitive or likely to be competitive with any business in which you were actively involved during the course of your employment during the Relevant Period and which is carried on by the Company or any Relevant Group Member at the Termination Date; and
c.any other entity which is notified to you by the Company from time to time in force;

Customer means any person, firm or company who at any time within the Relevant Period was a customer or client of the Company or any Relevant Group Member, being a person, firm or company with whom you personally dealt on behalf of the Company or any Relevant Group Member (other than in a trivial way), or for whose account or for whom you had responsibility, during the Relevant Period;

Key Person means a person who is or was at any time during the Relevant Period:

(a)employed or engaged directly or indirectly by the Company or a Relevant Group Member as an employee, director, contractor or consultant of; and

(b) a person with whom you had dealings in the course of your employment (other than in a de mimimis way); and

(c) employed as a Band 4 employee or in a more senior capacity, or engaged as a contractor or consultant in an equivalent capacity or has access to Confidential Information or trade secrets;

Prospective Customer means any person, firm or company who has been engaged in negotiations with the Company or any Relevant Group Member with a view to purchasing or contracting in relation to products or services developed, manufactured, sold, supplied or provided by the Company or Relevant Group Member within the Relevant Period, being a person, firm or company with whom you personally dealt on behalf of the Company or any Relevant Group Member (other than in a trivial way), or for whom you had responsibility during the Relevant Period;

Relevant Group Member means a Group Member to which you have rendered material services in the Relevant Period;

Relevant Period means the period of 12 months immediately preceding the earlier of:
(a) the Termination Date; and

(b) the start of any period of Garden Leave during which you are required not to carry out any work on behalf of the Company or any Group Member;

Restricted Area means:
(a) the United Kingdom;

(b) any other country or territory in which the Company or any Group Member has operated in the Relevant Period and continues to operate as at the Termination Date, and in which you have been concerned or active on behalf of the Company or any Relevant Group Member (other than in a trivial way) during the Relevant Period; and

(c) any other country or territory, in relation to which the Company or any Group Member with a view to commencing operations in that country or territory, has prepared a business plan in the Relevant Period and where you have been responsible for or involved in the preparation of such plan during the Relevant Period (other than in a trivial way);

Termination Date means the date on which your employment with the Company terminates irrespective of the cause or manner of termination.

DISCIPLINARY AND GRIEVANCE PROCEDURES
Your attention is drawn to the Company’s Disciplinary and Grievance procedures applicable to your employment, copies of which can be found on the Company Intranet. These procedures do not form part of your contract of employment.

If you breach Company policies and procedures or fail to attain an acceptable standard of performance or conduct you will be subject to the Company's Disciplinary Procedure.

It is hoped that any concern, problem or complaint can be resolved informally with your manager. However, if you are unable to resolve matters informally and you wish to raise a grievance relating to your employment, you may apply in writing to your manager in accordance with the Company’s Grievance Procedure. If your grievance relates to your manager, you should submit your grievance to the next level manager.

If you wish to appeal against a disciplinary or grievance decision, you may submit an appeal in writing in accordance with the relevant procedure.

The Company reserves the right to suspend you from work temporarily with pay where this is considered to be necessary in connection with a disciplinary or grievance investigation.

OTHER EMPLOYMENT / BUSINESS INTERESTS
You will not in any capacity or manner whatsoever be personally employed or engaged or interested in any commercial enterprise other than the business of the Company, except where it is expressly permitted in writing by the Company. You should request permission in writing from the Human Resources Department. This does not preclude you from being a holder of up to 5% of any marketable securities in a public company which are quoted on a recognised Stock Exchange for investment purposes only.

CONFLICTS OF INTEREST
You will not during your employment under this contract either directly or indirectly, receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm which engages or has engaged in business transactions with the Company or any Group Member or otherwise breach the Company’s Conflicts of Interest Policy.

DATA PROTECTION
The Company and its appointed data processors shall be entitled to process any personal data (including sensitive or special categories of personal data) relating to you as may be necessary for the performance of this contract, to comply with its legal obligations, for the purposes of its legitimate interests or on such other lawfully permitted grounds as may be notified to you from time to time in force. In limited circumstances, the Company may ask you for your written consent to allow it to process certain data.

Processing includes but is not limited to obtaining, recording, listing and holding data and includes the transfer of data to any country either inside or outside the European Economic Area.

The provisions of this clause are without prejudice to any additional rights to process personal data which exist for the Company pursuant to and in accordance with relevant legislation.

You shall read and familiarise yourself with the Company’s Privacy Notice.

You shall comply with the Company’s Global Data Privacy Policy and related documents. Breach by you of the Company’s Data Privacy Policy may lead to disciplinary action, up to and including summary dismissal.

COLLECTIVE AGREEMENTS
There are no collective agreements affecting your terms and conditions of employment.

NOTICES
For the purposes of this clause, the following definitions shall have the following meanings:

“Business Day” means a day other than a Saturday, Sunday or a public holiday in England and Wales; and

“Relevant Address” means the address for each party as given in this contract or any other address in the United Kingdom which that party may from time to time notify in writing to the other.

A notice given to a party under this contract shall be in writing, in English and signed by or on behalf of the party giving it. It may be delivered by hand for notices given by the Company, to you personally or left at your Relevant Address, and for notices given by you, to your line manager or Human Resources or by email to the other party’s nominated email address or sent to the party at the Relevant Address.

Any such notice shall be deemed to have been received:
•if delivered by hand, at the time the notice is left at the Relevant Address or given to the addressee;
•in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;
•if delivered by email, at the time of sending the email

A notice shall have effect from the earlier of its actual or deemed receipt by the addressee.
For the purpose of calculating deemed receipt:
•all references to time are to local time in the place of deemed receipt; and

•if deemed receipt would not occur on a Business Day, receipt is deemed to take place at 9.00 am on the next Business Day.

This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

GENERAL
This contract supersedes any previous agreement between yourself and the Company and constitutes the entire agreement governing your employment by the Company.

For the purposes of this contract, “Group Member” shall mean any group undertaking of the Company from time to time (as defined in section 1161 of the Companies Act 2006) and “Group Members” shall be construed accordingly.

No provision of this contract shall be enforceable by any person who is not a party to it pursuant to the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available independently of that Act.

The Company reserves the right to alter, with reasonable cause, the terms and conditions of your employment stated in this document having given to you a minimum of four weeks' notice of such an intention. Details of such changes will be given to you in writing either personally or sent to your last known home address. Such notification will be deemed to have been received two working days after posting.

Changes in personal details (such as your home address, home telephone number, emergency contact details, bank account, etc.) must be updated on the Company’s Employee Self Service system as soon as possible after the change.

Signed …………………………………………………………… Date ……………………………
For and on behalf of Diebold Nixdorf (UK) Limited

Signed ……………………………………………………………. Date …………………………….
The Employee

We are pleased to enclose our principal employment related policies and procedures and other key employment arrangements:

•Absence Due To Illness Or Injury	•Maternity
•Acceptable Use Policy	•Mobile Device Policy
•Annual Leave	•Notice Periods
•Business Dress	•Online Privacy Policy Statement
•Business Ethics	•Overtime Working & Standby
•Car Allowance Procedure	•Parental Leave
•Childcare Voucher Scheme	•Paternity
•Company Vehicle & Car Allowance	•Probationary Periods
•Company Vehicle Procedure	•Professional Subscriptions
•Compassionate Leave	•Redundancy
•Conflicts of Interest Policy	•Relocation
•Confidentiality and Disclosure Policy	•Retirement
•Connections	•Security Vetting
•Data Privacy Notice for Diebold Nixdorf Individuals	•Shared Parental Leave
•Disciplinary Procedure	•Smoking
•Diversity, Inclusion, and Sensitivity Policy	•Social Media Policy
•Employment References	•Time off Work to deal with Family or Domestic Emergencies
•Expenses Policy	•Time off Work for Medical and Dental Appointments
•Flexible Working	•Training and Study Support
•Fuel Card Administration	•Using Own Vehicle for Business Policy
•Gifts, Entertainment, & Travel Policy	•Using Own Vehicle for Business Procedure
•Global Data Privacy Policy	•Vehicle Monitoring Device
•Global Employee Referral Policy	•Whistleblower & Non-Retaliation Policy
•Grievance Procedure	•Work Location Changes
•Health and Safety	•Work Related Social Events
•Jury Service

During your employment with the Company you will be able to view all our employment related policies and procedures on the intranet site.